Exhibit 99.1

Ariba Reports Results for the Fourth Quarter and

Fiscal Year 2005

Strategic Acquisitions Drive

Annual Revenue Growth

SUNNYVALE, Calif., October 26, 2005 — Ariba®, Inc. (Nasdaq: ARBA), the leading spend management solutions provider, today announced results for the fourth quarter and fiscal year ended September 30, 2005.

Fiscal Year Results

Total revenues for fiscal year 2005 were $323.0 million, as compared to $245.8 million for fiscal year 2004. Software license revenues were $47.8 million, as compared to $65.7 million for fiscal year 2004. Subscription and maintenance revenues were $123.4 million, as compared to $95.7 million for fiscal year 2004. Services and other revenues for the year were $151.8 million, as compared to $84.5 million for fiscal year 2004.

Net loss for fiscal year 2005 was $349.6 million, or $5.49 per share, as compared to a net loss for fiscal year 2004 of $25.2 million, or $0.51 per share. The net loss for fiscal year 2005 included charges of $20.3 million for amortization of intangible assets, $19.6 million for stock-based compensation, $247.8 million for goodwill impairment, $37.0 million for litigation provision, and $41.2 million for restructuring and integration costs. Excluding these items, total non-GAAP expenses for fiscal year 2005 were $306.7 million, resulting in non-GAAP net income of $16.4 million, or $0.24 per share.

The results for fiscal year 2005 include the results from FreeMarkets, Inc., which Ariba merged with on July 1, 2004.

Fourth Quarter Results

Total revenues for the fourth quarter of fiscal year 2005 were $77.1 million, as compared to $84.1 million for the fourth quarter of fiscal year 2004. Software license revenues for the quarter were $8.0 million, as compared to $15.6 million for the fourth quarter of fiscal year 2004. Subscription and maintenance revenues were $30.6 million, as compared to $31.1 million for the fourth quarter of fiscal year 2004. Services and other revenues for the quarter were $38.6 million, as compared to $37.4 million for the fourth quarter of fiscal year 2004.

Net loss for the fourth quarter of fiscal year 2005 was $7.3 million, or $0.11 per share, as compared to a net loss for the fourth quarter of fiscal year 2004 of $22.9 million, or $0.36 per share. The net loss for the fourth quarter of fiscal 2005 included charges of $4.8 million for amortization of intangible assets, $7.5 million for stock-based compensation, and $2.6 million for restructuring and integration costs. Excluding these items, total non-GAAP expenses for the fourth quarter of fiscal 2005 were $69.5 million, resulting in non-GAAP net income of $7.6 million, or $0.11 per share.

“This was an important year for Ariba, as we completed the integration with FreeMarkets and established ourselves as a true solutions provider and the clear leader in spend management,” said Bob Calderoni, CEO, Ariba. “During the fourth quarter, we continued to make good progress on the strategic initiatives we established earlier this year, including the transition of our license revenue to a subscription software model, the monetization of the Ariba Supplier Network™, and the development of an organization to address the growing enterprise market.”

Customers Validate Growing Market for Spend Management Solutions

Ariba added 74 new customers during fiscal year 2005, as companies seek to generate cost savings, increase their margins and accelerate positive bottom-line results. During the fourth quarter of fiscal year 2005, more than 150 customers in all regions renewed or expanded their investment in Ariba Spend Management™ solutions, including: Emerson Electric; Kohl’s; Schering-Plough, Inc.; Tyco International; PPG Industries; Dutch Railways; Nestle; and Ranbaxy Laboratories.

“This was a good quarter for Ariba, as we continue to see solid demand for spend management solutions,” said Mr. Calderoni. “Companies are realizing that Ariba is focused on a critical business strategy that has a sustainable impact on the bottom line, and we continue to play a major role in helping our customers accelerate their results.”

Conference Call Information

Ariba will hold a conference call today at 2:00 p.m. PDT/5:00 p.m. EDT to discuss the fourth quarter and fiscal year-end results. To join the call, please dial (800) 473-6123 in the United States and Canada, or (973) 935-8507 if calling internationally. There will also be a live web broadcast available on the investor relations section of the company’s website at www.ariba.com or at www.vcall.com. A replay of this call will be available at approximately 5:00 p.m. PDT/8:00 p.m. EDT today through November 2, 2005 by calling (877) 519-4471 in the United States and Canada or (973) 341-3080 internationally and entering ID #: 6568902.

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Copyright © 1996 – 2005 Ariba, Inc.

Ariba and the Ariba logo are registered trademarks of Ariba, Inc. Ariba Spend Management, Ariba Spend Management. Find it. Get it. Keep it., Ariba. This is Spend Management, Ariba Solutions Delivery, Ariba Analysis, Ariba Buyer, Ariba Category Management, Ariba Category Procurement, Ariba Contract Compliance, Ariba Contracts, Ariba Contract Management, Ariba Contract Workbench, Ariba Data Enrichment, Ariba eForms, Ariba Sourcing, Ariba Invoice, Ariba Travel & Expense, Ariba Workforce, Ariba Supplier Network, Ariba Supplier Performance Management, Ariba PunchOut, Ariba QuickSource, PO-Flip, Ariba Settlement and Ariba Spend Management Knowledge Base are trademarks or service marks of Ariba, Inc. Ariba Proprietary and Confidential. All rights reserved. Patents pending. All other trademarks are property of their respective owners.

Ariba Safe Harbor

Safe Harbor Statement under the Private Securities Litigation Reform Act 1995: Information and announcements in this release involve Ariba’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future and are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Ariba as of the date of the release, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to Ariba’s operating and financial results to differ materially from its current expectations include, but are not limited to: delays in development or shipment of new versions of Ariba’s products and services; lack of market acceptance of Ariba’s existing or future products or services; inability to continue to develop competitive new products and services on a timely basis; introduction of new products or services by major competitors; the ability to attract and retain qualified employees; difficulties in assimilating acquired companies; long and unpredictable sales cycles and the deferrals of anticipated orders; declining economic conditions; inability to control costs; changes in the company’s pricing or compensation policies; significant fluctuations in our stock price; the outcome of and costs associated with pending or potential future regulatory or legal proceedings; the impact of our acquisitions, including the disruption or loss of customer, business partner, supplier or employee relationships; and the level of costs and expenses incurred by Ariba as a result of such transactions. For example, in February 2005, Ariba settled patent infringement claims filed against it by ePlus, Inc. for $37.0 million and incurred significant related legal expenses. Factors and risks associated with its business, including a number of the factors and risks described above, are discussed in Ariba’s Form 10-K filed December 14, 2004 and in its Form 10-Q filed August 9, 2005.

Investor Contact:

John Ederer

Ariba, Inc.

(650) 390-1000

Media Contact:

Donna Maurillo

Ariba, Inc.

(650) 390-1773

Ariba, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	September 30, 2005	September 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$60,909	$74,031
Short-term investments	50,520	37,227
Restricted cash	1,381	45,623
Accounts receivable, net	41,890	48,071
Prepaid expenses and other current assets	10,080	10,795

Total current assets	164,780	215,747

Property and equipment, net	17,999	21,909
Long-term investments	2,731	29,676
Restricted cash, less current portion	31,894	26,862
Goodwill	328,692	574,679
Other intangible assets, net	41,562	62,249
Other assets	2,986	2,767

Total assets	$590,644	$933,889

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,031	$15,433
Accrued compensation and related liabilities	30,046	31,171
Accrued liabilities	23,461	69,570
Restructuring obligations	18,144	16,825
Deferred revenue	39,548	49,664
Deferred income - Softbank	13,368	—

Total current liabilities	135,598	182,663

Deferred rent obligations	22,184	21,406
Restructuring obligations, less current portion	68,356	41,042
Deferred revenue, less current portion	21,056	22,858
Deferred income - Softbank, less current portion	13,925	—

Total liabilities	261,119	267,969

Minority interests	—	19,547

Stockholders’ equity:
Common stock	144	125
Additional paid-in capital	5,023,964	4,963,002
Deferred stock-based compensation	(35,537)	(5,959)
Accumulated other comprehensive income	3,011	1,634
Accumulated deficit	(4,662,057)	(4,312,429)

Total stockholders’ equity	329,525	646,373

Total liabilities and stockholders’ equity	$590,644	$933,889

Ariba, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited; in thousands, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2005	2004	2005	2004
Revenues:
License	$8,010	$15,563	$47,817	$65,654
Subscription and maintenance	30,565	31,105	123,430	95,689
Services and other	38,556	37,408	151,796	84,455

Total revenues	77,131	84,076	323,043	245,798

Cost of revenues:
License	830	562	3,576	2,673
Subscription and maintenance	7,409	6,354	28,800	22,360
Services and other	29,689	28,911	121,557	69,832
Amortization of acquired technology and customer intangible assets	4,613	4,725	19,501	5,065

Total cost of revenues	42,541	40,552	173,434	99,930

Gross profit	34,590	43,524	149,609	145,868

Operating expenses:
Sales and marketing	17,714	23,346	83,276	74,291
Research and development	10,778	15,219	47,212	54,091
General and administrative	7,726	9,958	30,588	26,072
Other income - Softbank	(3,345)	—	(9,490)	—
Amortization of other intangible assets	200	235	798	460
In-process research and development	—	100	—	100
Stock-based compensation	7,526	1,149	19,604	2,788
Restructuring and integration costs	2,579	16,900	41,248	16,803
Goodwill impairment	—	—	247,830	—
Litigation provision	—	—	37,000	—

Total operating expenses	43,178	66,907	498,066	174,605

Loss from operations	(8,588)	(23,383)	(348,457)	(28,737)
Interest and other income, net	2,259	314	5,863	2,808

Loss before income taxes and minority interests	(6,329)	(23,069)	(342,594)	(25,929)
Provision (benefit) for income taxes	941	193	7,017	(160)
Minority interests in net (loss) income of consolidated subsidiaries	—	(403)	17	(539)

Net loss	$(7,270)	$(22,859)	$(349,628)	$(25,230)

Net loss per share - basic and diluted (1)	$(0.11)	$(0.36)	$(5.49)	$(0.51)
Weighted average shares - basic and diluted (1)	64,554	62,734	63,655	49,625

(1)	Reflects the one-for-six reverse split of the company’s outstanding common stock effected July 1, 2004.

Ariba, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Operating Results

(Unaudited; in thousands, except per share data)

The following tables reconcile the specific items excluded from GAAP in the calculation of non-GAAP operating results for the period indicated below:

	Three Months Ended September 30, 2005	Year Ended September 30, 2005
Expense reconciliation:
GAAP revenue	$77,131	$323,043
GAAP net loss	7,270	349,628

Total GAAP expenses	84,401	672,671

Amortization of intangible assets	(4,813)	(20,299)
Stock-based compensation	(7,526)	(19,604)
Goodwill impairment	—	(247,830)
Litigation provision	—	(37,000)
Restructuring and integration costs	(2,579)	(41,248)

Total non-GAAP operating expenses	$69,483	$306,690

	Three Months Ended September 30, 2005	Year Ended September 30, 2005
Net income (loss) reconciliation:
GAAP net loss	$(7,270)	$(349,628)
Amortization of intangible assets	4,813	20,299
Stock-based compensation	7,526	19,604
Goodwill impairment	—	247,830
Litigation provision	—	37,000
Restructuring and integration costs	2,579	41,248

Non-GAAP net income	$7,648	$16,353

	Three Months Ended September 30, 2005	Year Ended September 30, 2005
Net income (loss) per share reconciliation:
GAAP net loss per share - basic	$(0.11)	$(5.49)
Amortization of intangible assets	0.07	0.32
Stock-based compensation	0.12	0.31
Goodwill impairment	—	3.89
Litigation provision	—	0.58
Restructuring and integration costs	0.04	0.65

Non-GAAP net income per share - basic	$0.12	$0.26

Non-GAAP net income per share - diluted	$0.11	$0.24

Weighted average shares - basic	64,554	63,655
Weighted average shares - diluted	70,346	67,099

Ariba provides quarterly and annual financial statements that are prepared in accordance with generally accepted accounting principles (GAAP). In addition, this press release contains non-GAAP financial information. This non-GAAP financial information excludes the following types of costs and expenses that are included in GAAP: i) amortization of intangible assets, ii) stock-based compensation, iii) goodwill impairment, iv) litigation provision, and v) restructuring and integration costs. Management reviews this non-GAAP financial information in evaluating Ariba’s historical and projected financial performance, and believes that it may assist investors in assessing its ongoing operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We have provided a reconciliation of the non-GAAP financial information provided in this press release with the comparable financial information reported in accordance with GAAP for the given period.